Exhibit 10.1
April 24, 2006
Mr. J. Eustis Corrigan, Jr.
21 Stratton Lane
San Antonio, TX 78257
Re: MidSouth Bank N.A. Employment Terms
Dear Mr. Corrigan:
     This letter will confirm your acceptance of employment at MidSouth Bancorp/MidSouth Bank N.A., Lafayette, Louisiana, as Executive Vice President-Chief Financial Officer. Your beginning date is prior to June 30, 2006. This letter will outline the major terms of your employment and compensation package while employed at MidSouth.
     You will be employed under a rolling annual agreement. Should MidSouth Bancorp have a change in control in your first five years of employment and your employment relationship is severed, you will receive twenty four months salary continuation.
     As an incentive for you accepting employment, MidSouth has agreed to advance you special items of compensation during your initial months of employment. However, in order to fully earn these items, you must remain with MidSouth for at least three years. This minimum term for earning these items does not create a fixed term of employment. You will earn these items at the rate of one-third per year worked, and will owe the bank for that portion not earned should you leave prior to three years.
     Those items that will take three years to earn are:
•	$10,000 signing bonus

•	Moving expenses to move you from Texas to Lafayette, Louisiana. MidSouth will require at least three bids from three moving companies before you incur any moving expenses.
The initial terms of your compensation package with MidSouth are as follows:

•	You will receive a salary of $165,000 per year. You will receive an increase in annual salary of at least $10,000 effective January 2, 2007 if performance is acceptable.

•	You will participate in MidSouth Phantom Stock Program with 30,000 fictitious shares. This program pays out quarterly based on the bank’s performance.

•	You will participate in MidSouth’s Stock Option program. 15,000 options will be granted with a five year vesting period and ten year term.

•	You will be reimbursed initiation fees and monthly dues for one country club membership or one health club membership.

•	You will be reimbursed for COBRA premiums until your effective date on MidSouth’s group insurance.

•	You will also receive other standard benefits available to bank employees in equivalent positions to yours, according to established MidSouth Bank policy.
     Please review this letter carefully, and if it accurately reflects your understanding of our agreement with regard to your employment, sign and date the enclosed copy of this letter, returning it to me in the enclosed, self-addressed envelope.
     With kind regards, I am

Very truly yours,
/s/ C. R. Cloutier
Rusty Cloutier
President and Chief Executive Officer

Accepted:	/s/ J. Eustin Corrigan, Jr.

J. Eustis Corrigan, Jr.
Date: 4/24/06